EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 15, 2023, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Griffon Corporation on Form 10-K for the year ended September 30, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Griffon Corporation’s Form S-3 (File No. 333-224727), Forms S-4 (File No. 333-239373; and File No. 333-237166) and Forms S-8 (File No. 333-263302; File No. 333-236181; File No. 333-222844; File No. 333-209222; File No. 333-193691; and File No. 333-172162).

/s/ GRANT THORNTON LLP
New York, New York
November 15, 2023